As filed with the Securities and Exchange Commission on June 26, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Legend Biotech Corporation

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Legend Biotech Corporation

2101 Cottontail Lane

Somerset, NJ 08873

(732) 317-5050

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Share Option Scheme

2020 Restricted Shares Plan

(Full title of the plans)

Yuan Xu, Ph.D.

Chief Executive Officer

Legend Biotech Corporation

2101 Cottontail Lane

Somerset, NJ 08873

(732) 317-5050

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Copies to:

Divakar Gupta, Esq.

Robert W. Phillips, Esq.

Mark Ballantyne, Esq.

Cooley LLP

55 Hudson Yards

New York, NY 10001

(212) 479-6000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Ordinary Shares, par value US$0.0001 per share	31,000,000(3)	$0.98-$19.8125	$578,462,247.50	$75,084.42

(1)

These shares may be represented by the Registrant’s American Depositary Shares, or ADSs, each of which represents two ordinary shares. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-238581).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant that become issuable under the Registrant’s Share Option Scheme (the “Option Plan”) and the Registrant’s 2020 Restricted Shares Plan (the “RSU Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction.

(3)

Consists of (i) 1,897,000 ordinary shares reserved for future issuance under the Option Plan, (ii) 18,103,000 ordinary shares underlying share options granted under the Option Plan and (iii) 11,000,000 ordinary shares to be issued upon vesting of restricted share units (“RSUs”) granted under the RSU Plan or reserved for issuance under the RSU Plan.

(4)

Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based upon (a) a weighted average exercise price of $0.98 per share for the outstanding share options granted under the Option Plan and (b) $19.8125 which was one-half of the average of the high and low prices of the Registrant’s ADSs as reported on the Nasdaq Global Select Market for June 24, 2020. The chart below details the calculations of the registration fee.

Securities	Number of Shares	Offering Price Per Share(2)	Aggregate Offering Price
To be issued upon the exercise of outstanding options granted under the Option Plan	1,897,000	$0.98(4)(a)	$ 1,859,060.00
To be issued upon the exercise of options to be issued under the Option Plan	18,103,000	$19.8125(4)(b)	$ 358,665,687.50
To be issued upon vesting of RSUs granted under the RSU Plan	52,173	$19.8125(4)(b)	$ 1,033,677.56
Ordinary shares reserved for future grant under the RSU Plan	10,947,827	$19.8125(4)(b)	$ 216,903,822.44
Proposed Maximum Aggregate Offering Price			$578,462,247.50
Registration Fee			$75,084.42

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Option Plan and the RSU Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by Legend Biotech Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s prospectus dated June 5, 2020 filed with the Commission on June 8, 2020 pursuant to Rule 424(b)(4) under the Securities Act; and

(b)

The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-39307) filed with the Commission on June 2, 2020, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s currently effective amended and restated memorandum and articles of association, adopted by its shareholders on May 28, 2020, provides that the Registrant shall indemnify its directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons in their capacity as such, except through any dishonesty, willful default or fraud.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-238232), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

4.1*	Third Amended and Restated Memorandum and Articles of Association of the Registrant, which became effective as of June 9, 2020

4.2	Registrant’s Specimen Certificate for ordinary shares (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form F-1, as amended (File No. 333-238232))

4.3*	Deposit Agreement, dated June 5, 2020, among the Registrant, JPMorgan Chase Bank, N.A., as depositary and holders and beneficial owners of the American Depositary Shares

5.1*	Opinion of Harney Westwood & Riegels, regarding the validity of the ordinary shares being registered

10.1*	Share Option Scheme (including proxy form, notice of grant, notice of exercise and share purchase agreement and investment representation statement)

10.2*	2020 Restricted Shares Plan (including form of Restricted Share Unit Award Agreement)

23.1*	Consent of Ernst & Young Hua Ming LLP

23.2*	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Somerset, New Jersey, on June 26, 2020.

Legend Biotech Corporation

By:	/s/ Yuan Xu
Name:	Yuan Xu, Ph.D.
Title:	Chief Executive Officer & Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Yuan Xu, Ph.D. and Ying Huang, Ph.D., with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 26, 2020 by the following persons in the capacities indicated.

Signature	Title
/s/ Yuan Xu	Chief Executive Officer and Director (Principal Executive Officer)
Yuan Xu, Ph.D.

/s/ Ying Huang	Chief Financial Officer (Principal Financial and Accounting Officer)
Ying Huang, Ph.D.

/s/ Fangliang Zhang	Chairman of the Board of Directors
Fangliang Zhang, Ph.D.

/s/ Ye Wang	Director
Ye Wang, M.S.

/s/ Darren Xiaohui Ji	Director
Darren Xiaohui Ji, M.D., Ph.D.

/s/ Corazon Dating Sanders	Director
Corazon Dating Sanders, Ph.D.

/s/ Yau Wai Man Philip	Director
Yau Wai Man Philip, CPA

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Legend Biotech Corporation, has signed this registration statement or amendment thereto in Somerset, New Jersey on June 26, 2020.

Authorized U.S. Representative

By:	/s/ Yuan Xu
Name:	Yuan Xu, Ph.D.
Title:	Chief Executive Officer & Director